EXHIBIT 99.1

Insmed Announces the Continuation of Litigation in the United Kingdom;

Judge’s Ruling Allows for the Continuation of Legal Action in Suit Filed by

Tercica

Insmed Incorporated (NASDAQ: INSM) today announced that on Friday May 20, 2005, the High Court of Justice (Chancery Division, Patents Court) in London issued rulings in the patent infringement case brought by Tercica, Inc. against Insmed, Inc. and its supplier, Avecia Ltd. and in a related patent revocation action brought by Insmed and Avecia against Genentech, Inc. Insmed and Avecia had sought to determine the litigation at the earliest opportunity by taking the unusual step of filing early motions in these cases seeking summary judgment that the patent at issue was invalid and should be revoked without trial. The Court denied the motions indicating that the issue of validity could not be decided on summary judgment and at this early stage of the case. The patent’s validity will now be thoroughly examined at trial, both on the grounds raised in summary judgment and on other grounds not discussed before the Court in London. As is standard practice in UK litigation, Tercica and Genentech were awarded their costs in connection with the denied motions. The Judge ordered an amount of GBP 70,000 pending full analysis. The costs award relates solely to these early motions.

Insmed President and Chief Executive Officer Geoffrey Allan, PhD commented: “While we are disappointed that the Court did not see fit to dismiss this suit in its early stages, we felt it was worthwhile to try to have this dismissed rapidly and move forward with our business. Insmed remains confident in its position that it does not infringe any valid claims of the patent. The company will continue to vigorously defend itself as the suit moves forward.”

More on SomatoKine®

Insmed’s SomatoKine is a proprietary drug product of insulin-like growth factor-I (IGF-I) and its principal binding protein, IGFBP-3. The novel compound is administered as a single daily subcutaneous injection, capable of restoring IGF-I levels into the normal range in deficient individuals. On 10 March 2005, Insmed announced that the FDA had accepted Insmed’s NDA submission for SomatoKine for the treatment of children with Growth Hormone Insensitivity Syndrome (GHIS), and on April 13, 2005 the Company announced that the FDA had granted the GHIS NDA submission Priority Review status.

In phase II studies in diabetic subjects, SomatoKine treatment resulted in improved blood glucose control and reduced daily insulin use. In studies in children and adults with severe burn injury, SomatoKine treatment resulted in increased muscle protein synthesis and reduced inflammatory response. In studies in elderly subjects recovering from hip fracture, SomatoKine treatment resulted in improved functional activity and preserved bone mineral density.

About Insmed

Insmed is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected results of litigation regarding the validity of our patents and our future ability to conduct our business as now conducted and as it is currently proposed to be conducted; clinical trials and goals, our regulatory and business strategies and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including the uncertainty of the outcome of any litigation, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

SOURCE: Insmed Incorporated

Insmed Incorporated

Baxter Phillips, III, 804-565-3041

Fax: 804-565-3510

bphillips@insmed.com